EXHIBIT 10.8(A)


                                    EXHIBIT A
                                     to the
                       Resolutions of the October 31, 1997
             Meeting of the Board of Directors of MSB Bancorp, Inc.


    Amendments to the Retirement Plan for Board Members of MSB Bancorp, Inc.

1. Effective as of October 31, 1997, Section 1.2 of the Plan shall be amended in its entirety to read as follows:

            Section 1.2 Annual Retainer means, with respect to any Board Member, an amount equal to the sum of (i) the annual retainer
       (ii) the aggregate committee meeting fees and (iii) property inspection fees, that would be paid to such Board Member by the Company or MSB Bank during the course of a calendar year if the Board Member had continued in service as a Board Member, with the aggregate committee meeting fees determined based on the number of meetings held by the committees on which the Board Member served during the calendar year preceding the year in which such individual ceases to be a Board Member.

2. Effective as of October 31, 1997, Section 1.16 of the Plan shall be amended by deleting the proviso ",but excluding any period during which the individual was a salaried officer of MSB or Middletown." at the end of the first sentence thereof.

3. Effective as of October 31, 1997, Section 3.1 of the Plan shall be amended by deleting the number 20 where it appears therein and replacing it with the number 10.

4. Effective as of October 31, 1997, Section 3.2 of the Plan shall be amended by deleting the number 20 where it appears therein and replacing it with the number 10.